EXHIBIT 4.15
             RELEASE OF VESSEL FROM LIEN OF MORTGAGE


     Wilmington Trust Company, not in its individual capacity but solely as Trustee, as mortgagee (the "Mortgagee"), with reference to that First Preferred Ship Mortgage dated December 23, 1992, made and executed by Global Marine Australia Inc., a Delaware corporation (the "Mortgagor"), covering the Glomar Main Pass III to secure payment to the Mortgagee of the total principal amount of US$225,000,000, which First Preferred Ship Mortgage was filed in the office of the Officer in Charge, Marine Documentation, United States Coast Guard, Port of Houston, Texas on December 23, 1992 at 9:09 a.m. and recorded in Book PM 267, Page I-3 on December 23, 1992 at 10:08 a.m. does hereby release said rig, being the whole of the jackup named the GLOMAR MAIN PASS III, O.N. 651369, and no other rig from the Mortgage.

     IN WITNESS WHEREOF, the Mortgagee has caused this release to be executed this 19th day of May, 1995.


                                   WILMINGTON TRUST COMPANY
                                   not in its individual
                                   capacity but solely as
                                   Trustee, as Mortgagee

                                   By: /s/ DAVID A. VANASKEY, JR.

                                   Its: SR. FINANCIAL SERVICES
                                        OFFICER




STATE OF DELAWARE

COUNTY OF NEW CASTLE COUNTY


This Release was acknowledged before me on May 19, 1995, by DAVID A. VANASKEY, JR. as SENIOR FINANCIAL SERVICES OFFICER of
Wilmington Trust Company, not in its individual capacity but solely as Trustee, on behalf of whom said Release was executed.

                                   /S/ VERNESSA E. ROBINSON
                                       Signature of Notarial Officer


[Seal]


My commission expires OCTOBER 12, 1996